AMENDED COMMON STOCK RESCISSION AND EXCHANGE AGREEMENT

THIS AMENDED COMMON STOCK RESCISSION AND EXCHANGE AGREEMENT ("Agreement"), executed the 12th day of April, 2011, is by and between Grant Hartford Corporation, a Montana Corporation, (hereinafter referred to as the "Company") and Tim Matthews an individual (hereinafter referred to as "Mr. Matthews").

Grant Hartford Corporation is a Montana Corporation, whose office is at 2620 Connery Way, Missoula, MT 59808 (the "Company"), and Mr. Matthews is an individual who resides at 3641 E. Easter Circle North, Littleton, CO 80122.

WHEREAS, the Company and Mr. Matthews desire to amend the Common Stock Rescission and Exchange Agreement dated December 31, 2010 (the "Rescission and Exchange Agreement"), wherein Mr. Matthews returned to the Company's Treasury a total of One Hundred Sixty-Eight Thousand Three Hundred (168,300) shares of the Company's no par value common stock (the "Rescission Shares") and exchanged those Rescission Shares for Common Stock Warrants for the purchase of up to Two Hundred Thirty-Six Thousand Six Hundred (236,600) shares of the Company's no par value common stock at an exercise price of One Dollar ($1.00) per share ("Warrants").

WHEREAS, the Company acknowledges a miscalculation in the Rescission and Exchange Agreement and the parties agree that all other provisions to the Rescission and Exchange Agreement shall remain in full force and effect, except for the following corrective language, which shall amend the original paragraph and read as follows:

"NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to rescind the issuance of the Rescission Shares, return the same to the Company's Treasury, and exchange those Rescission Shares for Common Stock Warrants for the purchase of up to Three Hundred Thirty-Six Thousand Six Hundred (336,600) shares of the Company's no par value common stock at an exercise price of One Dollar ($1.00) per share ("Warrants"). The Warrants shall be exercisable for a period of five years from the date of this Agreement and shall contain a cashless exercise provision."

IN WITNESS WHEREOF, the parties have executed this Agreement in Denver, Colorado, on the date and year first above written.

Mr. Matthews:	COMPANY:

Tim Matthews:	Eric Sauve, President, CEO and CFO Grant Hartford Corporation

By:/s/Tim Matthews This 12th day of April, 2011	By:/s/Eric Sauve This 12th day of April, 2011